EXHIBIT 99.1

Contact:	Digital Angel (investors)	Sloane & Company (media)
	Allison Tomek	Tracey Belko
	(561) 805-8044	(212) 446-1889
	atomek@adsx.com	tbelko@sloanepr.com
DIGITAL ANGEL CORPORATION ANNOUNCES 2OO6 FOURTH QUARTER
AND FULL YEAR RESULTS
SO. ST. PAUL, MN (March 5, 2007) — Digital Angel Corporation (Amex: DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, today announced financial results for its fourth quarter ended December 31, 2006, and full year 2006.
     Revenue for the fourth quarter of 2006 was $15.0 million and the loss from continuing operations was $2.7 million, or $0.06 loss per share, compared to revenue of $14.8 million and a loss from continuing operations of $7.1 million, or $0.16 loss per share in the fourth quarter of 2005. For the 2006 full year revenue was $57.0 million and the loss from continuing operations was $6.8 million, or $0.15 loss per share, compared to revenue of $56.8 million and a loss from continuing operations of $9.5 million, or $0.22 loss per share, for the 2005 full year. Full year 2006 Animal Applications revenue was up $2.1 million, or 5.8%, reflecting an increase in livestock and companion pet sales. Offsetting this increase was a decline in GPS and Radio Communications revenue of $1.9 million, or 9.3%, in 2006 compared to 2005. The decrease primarily relates to reduced revenue at Signature Industries of approximately $2.2 million, which is primarily due to the completion of the Indian government contract in May 2005.
     Digital Angel President and CEO Kevin McGrath commented, “We are very optimistic about 2007 with substantial growth forecast for both visual and electronic livestock tags, and triple-digit growth forecast for companion pet microchips as a result of Schering-Plough’s new business model in the United States. In addition, we expect significant growth at Signature Industries led by increased revenues for the SARBE business and the McMurdo acquisition. As for McMurdo, we anticipate closing the acquisition later this month.”
     The highlights for the 2006 fourth quarter and full year included:
•	The Company entered into an agreement to acquire the assets of McMurdo Marine Electronics, the U.K.’s premier manufacturer of emergency location beacons, for approximately $6.1 million (USD), with additional deferred payments up to $3 million (USD), depending upon performance of the business following the sale.

•	The Company added Tom Hoyer as Chief Financial Officer; Rae Powell as Vice President of Sales and Marking for the North American Animal Applications business; John Braley, a former executive with the National Cattlemen’s Beef Association, as new Vice President of Business Development and Industry Relations; and Patricia Petersen as General Counsel.
     Subsequent to the end of 2006, is the following highlight:

•	The Company signed a new multi-year exclusive distribution agreement with Schering-Plough Home Again LLC to provide electronic identification microchips and scanners as part of the HomeAgain™ Proactive Pet Recovery Network.
     Additionally, within its animal applications business in 2006, the Company expanded its South American operations by winning approval from the Chilean government to begin selling visual and electronic RFID livestock tags. Furthermore, the Company was awarded a $10 million contract extension with the Bonneville Power Administration, a federal agency under the U.S. Department of Energy, to electronically track indigenous salmon populations. In 2007, the Company was awarded a multi-year contract worth up to $10 million with the U.S. Army Corps of Engineers for Passive Integrated Transponder technology, used in conjunction with RFID antennae, to monitor fish movement in rivers and dam passages.
     The Company’s Outerlink business unit won a $3.2 million contract with the South Carolina Army National Guard for OuterLink’s satellite-based Automatic Flight Following System to communicate with helicopter and ground vehicle fleets at the McEntire National Guard Base at Eastover, South Carolina. Moreover, the Company’s SARBE business unit was one of only two companies awarded a contract from the U.S. Air Force to develop a new survival radio for military aircraft to replace the URT33, which is carried in air crew survival packs and sets off a distress signal in an emergency.
Results Conference Call
     A conference call for institutional investors to discuss the results for the 2006 fourth quarter and full year will take place today at 5:00 pm EST, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.DigitalAngelCorp.com or by going to Precision IR’s webcast site at www.vcall.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately and continue for seven days.
About Digital Angel Corporation
     Digital Angel Corporation (www.DigitalAngelCorp.com) develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors. Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX), which also owns a majority position in VeriChip Corporation (NASDAQ: CHIP).
This press release includes forward-looking statements, including statements regarding (i) the Company’s growth forecast for its products; (ii) the expected growth at Signature industries; and (iii) the Company’s expectations regarding receiving government approvals for the McMurdo acquisition and the expected timing of the closing of the McMurdo acquisition. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and its quarterly reports. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such risk factors include generally,, but are not limited to, the following: the Company’s ability to successfully implement its business strategy; the Company’s expectation that it will continue to incur operating losses; the Company’s ability to fund its operations and to pay its debt obligations; the impact of Applied Digital’s voting control over the Company; conflicts of interest among Applied Digital, VeriChip and the Company; the Company’s reliance on a single source supplier for its implantable microchip; the Company’s ability to compete as its competitors improve the performance of and support for their new products, and as they introduce new products, technologies or services; the negative impact of the expiration of patents in 2008 and 2009 relating to the implantable microchip technology; the Company’s ability to successfully defend itself against infringements of our patents; the Company’s ability to comply with current and future regulations relating to its businesses; the impact of technological obsolescence; the Company’s reliance on government contractors; the loss of Schering-Plough as the exclusive distributor of the Company’s products; the Company’s dependence on a small team of senior management; risks of foreign operations; the impact of the write-off of goodwill and other intangible assets; the impact of new accounting pronouncements; and the Company’s ability to maintain proper and effective internal accounting and financial controls. With respect to forward-looking statements regarding the McMurdo acquisition, the following additional risks: the ability of the parties to the acquisition agreement to satisfy their respective closing conditions; and the Company’s ability to successfully integrate McMurdo’s operations into its operations. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except par value)

	December 31,	December 31,
	2006	2005
Assets

Current Assets
Cash	$1,523	$10,049
Restricted cash	81	310
Accounts receivable, net of allowance for doubtful accounts of $209 and $212 in 2006 and 2005, respectively	10,565	10,152
Accounts receivable from Verichip Corporation	425	232
Inventories	10,400	8,657
Other current assets	2,890	1,418

Total Current Assets	25,884	30,818
Property and Equipment, net	10,259	8,602
Goodwill	51,244	48,491
Other Intangible Assets, net	1,633	1,813
Other Assets, net	876	483

	$89,896	$90,207

Liabilities and Stockholders’ Equity

Current Liabilities
Line of credit and current maturities of long-term debt	$4,127	$2,380
Accounts payable	6,443	5,381
Accrued expenses and other current liabilities	3,064	3,232
Deferred revenue	1,769	1,324
Liabilities from discontinued operations	—	84

Total Current Liabilities	15,403	12,401
Long-Term Debt	4,036	3,656
Other Long Term Liabilities	1,446	1,086

Total Liabilities	20,885	17,143

Minority Interest	465	618

Commitments and Contingencies (See Note 13)

Stockholders’ Equity (See Note 1)
Preferred stock: Authorized 1,000 shares, of $1.75 par value, none outstanding	—	—
Common stock: Authorized 95,000 shares, of $.005 par value; 44,894 shares issued and 44,516 shares outstanding in 2006 and 44,225 shares issued and 43,847 shares outstanding in 2005	226	223
Additional paid-in capital	214,509	212,083
Accumulated deficit	(144,753)	(137,950)
Treasury stock (carried at cost, 378 shares)	(1,580)	(1,580)
Accumulated other comprehensive income (loss)	144	(330)

Total Stockholders’ Equity	68,546	72,446

	$89,896	$90,207

MORE-MORE-MORE

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Years
	Ended December 31,
	2006	2005	2004
Product revenue	$54,724	$54,320	$44,274
Service revenue	2,256	2,506	2,028

Total net revenue	56,980	56,826	46,302

Cost of products sold	32,159	30,181	25,024
Cost of services sold	1,368	1,150	1,204

Gross profit	23,453	25,495	20,074
Selling, general and administrative expenses	25,410	23,067	18,516
Research and development expenses	4,817	4,674	2,759
Asset impairment	—	7,141	—

Loss from operations	(6,774)	(9,387)	(1,201)

Interest income	(272)	(347)	(41)
Interest expense	465	366	1,343
Realized losses on Applied Digital Common Stock	—	—	1,231
Other income	(97)	(63)	(112)

Loss from continuing operations before income tax benefit and minority interest	(6,870)	(9,343)	(3,622)

Income tax benefit	72	41	—

Loss from continuing operations before minority interest	(6,798)	(9,302)	(3,622)

Minority interest share of income	(5)	(351)	(249)

Loss from continuing operations	(6,803)	(9,653)	(3,871)

Income (loss) from discontinued operations, including net gain on sale of assets of $163 and $260 in 2005 and 2004	—	177	(1,086)

Net loss	$(6,803)	$(9,476)	$(4,957)

Loss per common share-basic and diluted
Loss from continuing operations	$(0.15)	$(0.22)	$(0.12)
Loss from discontinued operations	—	—	(0.03)

Net loss per common share — basic and diluted	$(0.15)	$(0.22)	$(0.15)

Weighted average number of common shares outstanding — basic and diluted	44,308	43,820	33,173

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	For the Years
	Ended December 31,
	2006	2005	2004
Cash Flows From Operating Activities
Loss from continuing operations	$(6,803)	$(9,653)	$(3,871)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Income (loss) from discontinued operations	—	177	(1,086)
Proceeds from sale of Applied Digital common stock	—	—	6,689
Equity-based compensation	868	355	31
Asset impairment charge	—	7,141	—
Depreciation and amortization	1,952	2,412	2,007
Amortization of debt discount and financing costs	—	—	777
Minority interest	5	351	249
Loss on Applied Digital common stock	—	—	1,231
Loss (gain) on disposal of assets	24	15	(3)
Change in assets and liabilities:
Decrease in restricted cash	251	—	438
(Increase) in accounts receivable	(95)	(862)	(4,384)
(Increase) in accounts receivable from Verichip	(193)	(232)	—
(Increase) decrease in inventories	(1,228)	(1,382)	732
(Increase) in other current assets	(1,352)	(63)	(329)
(Increase) in deferred tax asset	—	(155)	—
(Decrease) in deferred tax liability	(159)	—	—
(Decrease) in due to Applied Digital	—	(23)	(324)
Increase (decrease) in accounts payable, accrued expenses and deferred revenue	1,323	(1,378)	278
Net cash (used in) provided by discontinued operations	(84)	90	90

Net Cash (Used In) Provided By Operating Activities	(5,491)	(3,207)	2,525

Cash Flows From Investing Activities
Proceeds from the sale of assets	39	—	18
(Increase) decrease in other assets	(425)	431	(225)
Payments for property and equipment	(3,056)	(1,382)	(584)
Acquisition, net of cash acquired	(1,000)	(1,401)	(27)
Net cash provided by discontinued operations	—	—	1,730

Net Cash (Used In) Provided By Investing Activities	(4,442)	(2,352)	912

Cash Flows From Financing Activities
Amounts borrowed under line of credit	4,789	4,125	50,885
Amounts paid on line of credit	(3,762)	(3,984)	(53,261)
Amounts borrowed on debt	854	—	—
Amounts paid on long-term debt	(893)	(567)	(426)
Proceeds from exercise of stock options and warrants	561	358	16,859
Payment of dividends to minority shareholder in subsidiary	(190)	—	—
Amounts paid for treasury stock	—	(1,537)	—
Payments for financing costs	—	—	(101)
Net cash used in discontinued operations	—	—	(910)

Net Cash Provided By (Used in) Financing Activities	1,359	(1,605)	13,046

Effect of exchange rate changes on cash	48	(279)	115

Net (Decrease) Increase In Cash	(8,526)	(7,443)	16,598

Cash — Beginning Of Year	10,049	17,492	894

Cash — End Of Year	$1,523	$10,049	$17,492

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